UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

(Amendment No. 1)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF

THE SECURITIES EXCHANGE ACT OF 1934

Washington Trust Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Rhode Island	05-0404671
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

23 Broad Street, Westerly, Rhode Island	02891
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock Purchase Rights	The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box.   ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box.   ☐

Securities Act registration statement file number to which this form relates: N/A (If applicable)

Securities to be registered pursuant to Section 12(g) of the Act: N/A

EXPLANATORY NOTE

This Form 8-A/A is filed by Washington Trust Bancorp, Inc. (the “Company”) to reflect the expiration of the stock purchase rights (the “Rights”) registered on the Form 8-A filed by the Company on August 21, 2006.

Item 1. Description of Registrant’s Securities to be Registered.

As of the close of business on August 31, 2016 (the “Final Expiration Date”), the rights to purchase shares under the Shareholder Rights Agreement (the “Agreement”) dated as of August 17, 2006 between Washington Trust Bancorp, Inc. (the “Company”) and American Stock Transfer & Trust Company as rights agent, expired by their own terms. Shareholders of the Company are not entitled to any payment as a result of the occurrence of the Final Expiration Date and the expiration of the rights issued under the Agreement.

Item 2. Exhibits.

Exhibit 4.1	Shareholder Rights Agreement, dated as of August 17, 2006, between Washington Trust Bancorp, Inc. and American Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 to the Registration of Certain Classes of Securities Pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934 filed by the Company with the Securities and Exchange Commission on August 21, 2006).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

WASHINGTON TRUST BANCORP, INC.

By:	/s/ David V. Devault
	Name:	David V. Devault
	Title:	Vice Chair, Secretary and
Chief Financial Officer

Dated: September 12, 2016

EXHIBIT INDEX

Exhibit No.	Description

4.1	Shareholder Rights Agreement, dated as of August 17, 2006, between Washington Trust Bancorp, Inc. and American Stock Transfer & Trust Company (incorporated by reference to Exhibit 4.1 to the Registration of Certain Classes of Securities Pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934 filed by the Company with the Securities and Exchange Commission on August 21, 2006).